Exhibit 99

Good afternoon, and thank you all for joining us. I am Stan Calderon, the Chief Executive Officer of CIB Marine Bancshares.

I accepted the position of CEO in April 2004 because I was impressed by the potential of this Company and the quality and dedication of its people. We clearly have serious problems to overcome, but we should not let those problems overshadow our strengths and opportunities.

This morning, I would like to talk about where CIB Marine stands at this point and — more importantly — what we are doing to resolve the Company’s problems.

You will see blank cards on your seats. We would like you to use those cards to write down your questions. After my brief comments, we will collect the cards and respond to those questions.

First, I need to call your attention to this notice, which states that this presentation may contain forward-looking statements. Please refer to the company’s regulatory filings with the SEC for a description of factors that may cause actual results to differ from the forward-looking statements.

Now, let’s look at our situation and what we are doing about it. As you know, CIB Marine is experiencing deficiencies in capital, earnings and liquidity, and we certainly have suffered a loss of confidence. These problems were, for the most part, the result of too-rapid growth. This growth put strains on the Company’s lending practices, leading to unacceptable levels of nonperforming assets. Our plan for dealing with the situation is...

1.	Identify the problem loans-get our arms around the situation.

2.	Improve risk management and credit processes to prevent the situation from recurring.

3.	Deal with the regulators, establishing rapport and credibility.

4.	Of course, we have to ensure compliance with regulatory orders.

5.	Complete the audit of the 2003 and prior years’ financial statements.

6.	Most important: we are exploring all possible alternatives to recapitalize or restructure the Company in a manner that is consistent with enhancing shareholder value.

7.	We are pursuing a strategic direction focused on community banking, which we believe is the best path to solid earnings performance.

8.	Finally, we recognize that it is essential to Improve communication with important audiences, such as shareholders and staff.

In the next few minutes, I’ll provide some detail in each of these areas.

In terms of identifying the credit problems, CIB Marine had a total of approximately $205 million in nonperforming assets as of December 31, 2003. That is an unaudited number, based on the information available at the present time, and is subject to change.

As this chart illustrates, most of the nonperforming loans are concentrated in a relatively small number of transactions.

We are working diligently to reduce the level of nonperforming assets through aggressive collection activities, as well as efforts to sell some of our nonperforming assets.

One area where we have made solid progress, even before I joined the Company, is in improving our risk management and credit processes.

We set a new threshhold for the Executive Loan Committees at our banking units, requiring that they approve any loan in excess of $ million. We also restructured the Large Loan Committee of the Board, to further increase oversight of credit granting. Our underwriting procedures have been greatly enhanced. The Company also now has better Early Identification and Warning processes to catch potential loan problems at earlier stages.

And, we have made key additions to the lending staff at very senior levels, including a new Chief Lending Officer, Chief Credit Officer, and senior executives at our CIB Bank — Chicago unit.

Obviously, we have worked hard to build a constructive, credible relationship with our regulators. We believe that the regulators share a common goal with us: ensuring the strength and soundness of CIB Marine and its banking subsidiaries.

This is a good time to explain the cease and desist orders, which we consented to as of May 28. The term “cease and desist” sounds ominous, but essentially the regulators are requiring that the Company and its subsidiaries cease activities such as operating with inadequate capital, inadequate earnings, inadequate liquidity, and inadequate allowance for loan losses. They want us to strengthen certain lending and collection practices, and improve supervision by the board of directors and management.

There were certain violations cited-primarily the failure to comply with rules and regulations on transactions with affiliates.

Other specific requirements of the orders include:

•	Increasing the capital levels of several of our banking subsidiaries.

•	Refraining from payment of dividends. I should note that the company has never paid a cash dividend to shareholders, so this point is somewhat moot.

•	Restricting our asset growth.

•	Reducing our position in certain assets or loan relationships classified as substandard or doubtful.

•	Correcting loan administration deficiencies. I should note that the actions I described earlier are steps in the right direction.

•	Making additional provisions for loan losses.

•	We also are required to adopt a series pf plans dealing with improvement in the organization’s earnings, overall strategy and budget, staffing, and risk management.

We are committed to full compliance with the terms of the regulatory orders. To ensure that we are in compliance, we have taken a number of measures:

- We have added staff in the financial, planning and compliance areas.

- We are closely managing and coordinating all aspects of the compliance requirements.

- Responsibilities have been assigned, with specific delivery dates.

- Our holding company, CIB Marine, and each of our Midwestern banking affiliates also have their own separate compliance committees.

- And, we are in regular communication with our regulators. In fact, at my insistence, we hold regular meetings on at least a bi-weekly basis to apprise the regulators of our compliance efforts.

Now, I would like to provide an update on the expected net loss that we reported to you in April.

As you know, we do not yet have audited financial statements for 2003, and we are still determining the extent to which we will need to restate prior periods. All of the estimates I am about to share with you are subject to further change; and to the audit of our consolidated financial statements by our external auditors.

For 2003, we now expect the net loss to range between $150 million and $160 million. That is at or slightly above the upper end of the range we reported in April. Let me point out that this net loss applies to the years 2001 through 2003. We previously told you that nonperforming assets at December 31, 2003 were expected to be approximately $205 million.

Today, for the first time, we are commenting on the results for the first quarter ended March 31, 2004.

We expect the net loss for the first quarter to be approximately $15 million, due to additional loan losses. The nonperforming assets at March 31, 2004 are expected to be $ million.

Again, these are unaudited figures and are subject to change.

Let me comment on the efforts we are making to increase our capital level.

- We have engaged an investment advisor to assist with our capital-raising efforts.

- We also are seeking to reduce our classified assets.

- We are seeking to reduce assets overall.

- As you know, we are pursuing the sale of subsidiaries such as Citrus Bank in Florida; Marine Bank FSB in Nevada, Arizona and Nebraska; and potentially other subsidiaries, as well.

- And we are exploring the possible sale of stock.

- I want to reiterate something that I said at the beginning of the presentation: We are exploring all possible alternatives to recapitalize or restructure the Company in a manner that will hopefully enhance shareholder value.

I think you can see that we are working diligently to correct the problems of the past. It’s also critical that we create a new road map for the Company’s future-a future that provides superior service to customers and solid earnings performance for shareholders.

•	We believe our future lies in the community bank model: serving small businesses, the lower end of the middle market, real estate developers, households, consumers, and executive and professional clients in our markets.

•	We also will be focusing on development of core deposits. Toward that end, we will be working to adopt a strong sales culture.

•	Our marketing strategy will promote excellence in customer service, which we feel is a key differentiator of our Company.

•	And we will reduce costs and simplify the organization. We already have made some progress in this area, reducing staffing in many departments and restricting hiring and salaries. We also are streamlining all facets of overhead and support systems. And, as you may know, salaries were reduced for top executives earlier this year.

Let me conclude this presentation by saying that, as we look toward CIB Marine’s future, we know there are many challenges ahead. But, I can assure you that your Board of Directors, management, and every member of our staff are committed to restoring CIB Marine to a Company whose performance we can all be proud of.

We appreciate that this has been difficult for you, our shareholders, and we hope to deserve your support in the future.

Thank you.

Now, we will collect your question cards and take a short break. Then we will respond to your questions.